Exhibit 99.1

Date:	February 6, 2013
Contact:	Gregory P. Sargen
Executive Vice President & CFO
Phone:	201-804-3055
Email:	gregory.sargen@cambrex.com
Release:	Immediate

CAMBREX REPORTS FOURTH QUARTER AND FULL YEAR 2012 FINANCIAL RESULTS

- Company reports strong fourth quarter and full year sales and profit growth; continued growth expected in 2013 -

-  Company to host conference call at 8:30 a.m. ET on February 7, 2013 -

East Rutherford, NJ – February 6, 2013 – Cambrex Corporation (NYSE: CBM) reports results for the fourth quarter and full year ended December 31, 2012.

Highlights

-
Fourth quarter sales increased by 4.8% and excluding the impact of foreign currency, sales increased 5.7% compared to the fourth quarter of 2011.  Full year sales increased by 9.2% and increased 12.6% excluding the impact of foreign currency.

-	Fourth quarter EBITDA increased 12.4% to $13.1 million compared to $11.6 million in the fourth quarter of 2011. Full year EBITDA increased 22.4% to $57.5 million compared to $46.9 million in 2011.

-	Debt, net of cash was $40.4 million at the end of the fourth quarter, an increase of $6.0 million during the quarter. Debt, net of cash, improved $25.6 million for the full year 2012.

-	2013 sales are expected to increase 8% to 12% compared to 2012, excluding the impact of foreign currency, and EBITDA is expected to increase 8% to 18% to between $62 and $68 million.

“We are pleased with our strong financial results for both the fourth quarter and full year 2012, and look forward to an even stronger 2013,” commented Steven M. Klosk, President and Chief Executive Officer of Cambrex.  “Sales increased across all key product categories and EBITDA and cash generation improved significantly year over year.

“We expect 2013 to be our third consecutive year of increased sales and EBITDA and we will be making important capital investments to support continued growth, including a large Phase 3 supply agreement signed during 2012 as well as initiatives in other important product categories.  We continue to be positive about the overall market trends and momentum we see for the business in the current year.”

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Fourth Quarter 2012 Operating Results – Continuing Operations

Sales of $70.4 million were 4.8% higher compared to the same period last year, including the unfavorable impact of foreign exchange of 0.9%.  This increase was primarily due to increased demand for certain custom manufacturing products partially offset by lower pricing of certain products.

Gross margins increased to 30.0% from 29.4%, including an unfavorable impact of foreign exchange of 0.2% compared to the same period last year.  This increase is due to higher volumes and favorable product mix partially offset by lower pricing.

Selling, general and administrative expenses were $11.4 million compared to $11.1 million in the same period last year.

Research and development (“R&D”) expenses were $2.2 million compared to $2.8 million in the same period last year.  The decrease was primarily due to increased absorption of R&D expenses into inventory and cost of goods sold due to higher custom development activity.

Operating profit was $7.4 million compared to $5.8 million in the same period last year.  The increase was primarily the result of higher gross profit.  EBITDA was $13.1 million, compared to $11.6 million in the same period last year.

           Net interest expense was $0.5 compared to $0.6 million in the same period last year.  Higher interest rates were offset by lower average debt.  The average interest rate on debt was 2.4% compared to 1.8% in the same period last year.

Equity in losses of partially-owned affiliates was flat at $0.5 million compared to the same period last year for the Company’s 51% share in Zenara Pharma (“Zenara”), a pharmaceutical company focused on the formulation of finished dosage form products.  The Company’s share of Zenara’s losses includes $0.2 million and $0.3 million of non-cash amortization expense in the fourth quarters of 2012 and 2011, respectively.

The provision for income taxes for the quarter was a benefit of $37.9 million.  Fourth quarter tax expense includes a benefit of $36.3 million related to a reversal of valuation allowances previously recorded against domestic deferred tax assets.  This reversal is a result of the Company’s expectation of future profitability in the U.S., among other factors.   Tax expense for the quarter was also positively impacted by $1.3 million related to the impact on deferred taxes of a statutory rate change at one of our sites, $0.6 million related to the reversal of certain tax reserves and $1.2 million resulting primarily from changes in the geographic mix of income versus earlier estimates.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Income from continuing operations for the fourth quarter of 2012 was $44.2 million or $1.44 per share compared to $3.0 million or $0.10 per share in the same period last year.  Fourth quarter 2012 results include a tax benefit of $36.3 million, or $1.18 per share, resulting from the release of a valuation allowance on deferred tax assets discussed above.

Capital expenditures and depreciation for the fourth quarter of 2012 were $17.2 million and $5.6 million, respectively, compared to $5.6 million and $5.7 million in the same period last year, respectively.  The increase in capital expenditures in the quarter was primarily driven by a previously announced expansion of the Company’s large scale manufacturing capacity to support an agreement signed during 2012 to provide Phase 3 and commercial launch materials for a customer and expected growth in the business.

Financial Expectations – Continuing Operations

The Company currently expects that full year 2013 sales, excluding the impact of foreign currency, will increase between 8% and 12% over 2012, and that full year 2013 EBITDA will be between $62 and $68 million, an increase of 8% to 18% over 2012.  While the Company does not expect to pay cash taxes in the U.S. for the next few years, the Company will record tax expense on U.S. income for the first time in several years beginning in 2013.  The Company estimates that its 2013 consolidated effective tax rate will be between 32% and 38%.  The tax rate will be sensitive to the geographic mix of income and quarterly effective tax rates may be volatile.

Capital expenditures are expected to be approximately $36 to $40 million and depreciation is expected to be $22 to $24 million in 2013.

These financial expectations are for continuing operations and exclude the impact of any potential M&A, restructuring activities and outcomes of tax disputes, and do not reflect the Company’s stake in Zenara, which is accounted for using the equity method, and as such is not consolidated into the Company’s results.

The financial information contained in this press release is unaudited, subject to revision and should not be considered final until the Company’s 2012 Form 10-K is filed with the SEC.

Conference Call and Webcast

A conference call to discuss the Company’s fourth quarter and full year 2012 results will begin at 8:30 a.m. Eastern Time on Thursday, February 7, 2013 and last approximately 45 minutes.  Those wishing to participate should call 1-800-723-6604 for domestic and +785-830-7977 for international.  Please use the pass code 6398974 and call approximately 10 minutes prior to start time.  A webcast will be available on the Investors section on the Cambrex website located at www.cambrex.com.  A telephone replay of the conference call will be available through Thursday, February 14, 2013 by calling 1-888-203-1112 for domestic and +1-719-457-0820 for international.  Please use the pass code 6398974 to access the replay.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

Forward Looking Statements

This document contains “forward-looking statements,” including statements regarding expected performance, especially those set forth under the heading “Financial Expectations – Continuing Operations,” including the Company’s expectation that full year 2013 sales, excluding the impact of foreign currency, will increase between 8% and 12% versus 2012, that full year 2013 EBITDA will be between $62 and $68 million, that capital expenditures will be approximately $36 to $40 million and that depreciation will be $22 to $24 million in 2013.  These and other forward looking statements may be identified by the fact that they use words such as “expects,” “anticipates,” “intends,” “estimates,” “believes” or similar expressions.  Any forward-looking statements contained herein are based on current plans and expectations and involve risks and uncertainties that could cause actual outcomes and results to differ materially from current expectations.  The factors described in Item 1A of Part I of the Company’s Annual Report on Form 10-K for the period ended December 31, 2011, captioned “Risk Factors,” or otherwise described in the Company’s filings with the SEC, as well as any cautionary language in the Company’s Annual Report on Form 10-K for the period ended December 31, 2011, provide examples of such risks and uncertainties that may cause the Company’s actual results to differ materially from the expectations the Company describes in its forward-looking statements, including, but not limited to, pharmaceutical outsourcing trends, competitive pricing or product developments, governmental legislation and regulations (particularly environmental issues), tax rate, interest rate, technology, manufacturing and legal issues, including the outcome of outstanding litigation disclosed in the Company’s public filings, changes in foreign exchange rates, uncollectible receivables, loss on disposition of assets, cancellations or delays in renewal of contracts, lack of suitable raw materials or packaging materials, and the Company’s ability to receive regulatory approvals for its products, as well as risks relating to a Phase 3 supply agreement signed during the third quarter of 2012 including that the Company will expend significant resources to expand its manufacturing facilities without any assurance that the new agreement will generate any revenue beyond revenue that would be earned under termination provisions within the agreement, that the customer’s product candidate will be successful in Phase 3 trials or obtain the necessary regulatory approvals to commercialize the product candidate, that the customer’s Phase 3 program will not be terminated early, that anticipated quantities will not be meaningfully reduced, that the planned Phase 3 and pre-launch activities will proceed on the timeline anticipated, if at all, that the Company’s expansion will proceed on the anticipated timeline without disruption to existing customers or our new customer and without disruption to the Company’s and its customers’ ability to meet key product delivery milestones.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

For further details and a discussion of these and other risks and uncertainties, investors are encouraged to review the Cambrex Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and when it becomes available, for the fiscal year ended December 31, 2012, including the Forward-Looking Statement sections therein, and other filings with the SEC.  We caution investors and potential investors not to place significant reliance on the forward-looking statements contained in this press release and to give careful consideration to the risks and uncertainties listed above and contained in our SEC filings. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of these statements.

Use of Non-GAAP Financial Measures

EBITDA is a non-GAAP financial measure, which the Company defines as operating profit plus depreciation and amortization expense.  Other companies may have a different definition of EBITDA and, therefore, EBITDA may not be comparable with non-GAAP financial measures provided by other companies.  EBITDA should not be considered an alternative to measurements required by U.S. GAAP, such as net income or operating profit, and should not be considered a measure of Cambrex’s liquidity.  Cambrex uses EBITDA as one of several metrics to assess and analyze its operational results and trends.  Cambrex also believes it is useful to investors because it is a common operating performance metric as well as a metric routinely used to assess potential enterprise value.  Cambrex has provided a reconciliation from U.S. GAAP amounts to non-GAAP amounts at the end of this press release.

About Cambrex

Cambrex Corporation is an innovative life sciences company that provides products, services and technologies to accelerate the development and commercialization of small molecule therapeutics.  The Company offers Active Pharmaceutical Ingredients (“APIs”), advanced intermediates and enhanced drug delivery products for branded and generic pharmaceuticals. Development and manufacturing capabilities include enzymatic biotransformations, high potency APIs, high energy chemical synthesis, controlled substances and formulation of finished dosage form products.  For more information, please visit www.cambrex.com.

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Statements of Profit and Loss
For the Quarters Ended December 31, 2012 and 2011
(in thousands, except per-share data)

	2012		2011
		% of		% of
	Amount	Sales	Amount	Sales

Gross Sales	$70,389		$67,134
Commissions, Allowances and Rebates	731		550
Net Sales	69,658		66,584

Other	272		947

Net Revenues	69,930		67,531

Cost of Goods Sold	48,847	69.4%	47,788	71.2%

Gross Profit	21,083	30.0%	19,743	29.4%

Operating Expenses
Selling, General and Administrative Expenses	11,419	16.2%	11,130	16.6%
Research and Development Expenses	2,247	3.2%	2,790	4.2%
Total Operating Expenses	13,666	19.4%	13,920	20.7%

Operating Profit	7,417	10.5%	5,823	8.7%

Other Expenses:
Interest Expense, net	534		631
Other Expenses, net	26		160
Equity in Losses of Partially-Owned Affiliates	545		457

Income Before Income Taxes	6,312	9.0%	4,575	6.8%

(Benefit)/Provision for Income Taxes	(37,930)		1,546

Income from Continuing Operations	$44,242	62.9%	$3,029	4.5%

Loss from Discontinued Operations, Net of Tax	(594)		(2,288)

Net Income	$43,648	62.0%	$741	1.1%

Basic Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$1.48		$0.10
Loss from Discontinued Operations, Net of Tax	$(0.02)		$(0.07)
Net Income	$1.46		$0.03

Diluted Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$1.44		$0.10
Loss from Discontinued Operations, Net of Tax	$(0.02)		$(0.08)
Net Income	$1.42		$0.02

Weighted Average Shares Outstanding
Basic	29,874		29,520
Diluted	30,717		29,711

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Statements of Profit and Loss
For the Twelve Months Ended December 31, 2012 and 2011
(in thousands, except per-share data)

	2012		2011
		% of		% of
	Amount	Sales	Amount	Sales

Gross Sales	$277,931		$254,475
Commissions, Allowances and Rebates	2,503		1,776
Net Sales	275,428		252,699

Other	1,073		2,954

Net Revenues	276,501		255,653

Cost of Goods Sold	186,014	66.9%	181,569	71.4%

Gross Profit	90,487	32.6%	74,084	29.1%

Operating Expenses
Selling, General and Administrative Expenses	45,248	16.3%	39,227	15.4%
Research and Development Expenses	9,544	3.4%	11,037	4.3%
Total Operating Expenses	54,792	19.7%	50,264	19.8%

Operating Profit	35,695	12.8%	23,820	9.4%

Other Expenses/(Income):
Interest Expense, net	2,439		2,373
Other Expenses/(Income), net	122		(111)
Equity in Losses of Partially-Owned Affiliates	1,766		1,621

Income Before Income Taxes	31,368	11.3%	19,937	7.8%

(Benefit)/Provision for Income Taxes	(31,861)		6,202

Income from Continuing Operations	$63,229	22.7%	$13,735	5.4%

Loss from Discontinued Operations, Net of Tax	(926)		(2,767)

Net Income	$62,303	22.4%	$10,968	4.3%

Basic Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$2.13		$0.46
Loss from Discontinued Operations, Net of Tax	$(0.03)		$(0.09)
Net Income	$2.10		$0.37

Diluted Earnings/(Loss) per Share of Common Stock:
Income from Continuing Operations	$2.09		$0.46
Loss from Discontinued Operations, Net of Tax	$(0.03)		$(0.09)
Net Income	$2.06		$0.37

Weighted Average Shares Outstanding
Basic	29,703		29,468
Diluted	30,314		29,564

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Consolidated Balance Sheets
As of  December 31, 2012 and 2011
(in thousands)

	December 31,	December 31,
Assets	2012	2011

Cash and Cash Equivalents	$23,551	$31,921
Trade Receivables, net	43,094	36,510
Inventories, net	71,221	62,095
Prepaid Expenses and Other Current Assets	6,104	6,083
Total Current Assets	143,970	136,609

Property, Plant and Equipment, net	151,815	139,628
Goodwill	37,312	36,731
Intangible Assets, net	4,091	4,261
Investments in and Advances to Partially-Owned Affiliates	15,094	15,090
Deferred Income Taxes	39,262	7,087
Other Non-Current Assets	2,924	3,425

Total Assets	$394,468	$342,831

Liabilities and Stockholders' Equity

Accounts Payable	$27,612	$21,200
Deferred Revenue	11,570	1,060
Accrued Expenses and Other Current Liabilities	43,844	36,873
Total Current Liabilities	83,026	59,133

Long-Term Debt	64,000	98,000
Deferred Income Taxes	18,577	23,330
Accrued Pension Benefits	55,373	52,089
Other Non-Current Liabilities	10,195	9,938

Total Liabilities	$231,171	$242,490

Stockholders’ Equity	$163,297	$100,341

Total Liabilities and Stockholders’ Equity	$394,468	$342,831

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com

CAMBREX CORPORATION
Reconciliation of EBITDA
For the Quarters and Twelve Months Ended December 31, 2012 and 2011
(in thousands)

	Fourth Quarter 2012	Fourth Quarter 2011

Operating Profit	$7,417	$5,823

Depreciation and Amortization	5,641	5,799

EBITDA	$13,058	$11,622

	Twelve Months 2012	Twelve Months 2011

Operating Profit	$35,695	$23,820

Depreciation and Amortization	21,775	23,120

EBITDA	$57,470	$46,940

###

Cambrex Corporation | One Meadowlands Plaza | East Rutherford, NJ 07073
Phone 201.804.3000 | Fax 201.804.9852 | www.cambrex.com